MEMORANDUM OF UNDERSTANDING

This Memorandum of Understanding (hereinafter referred to as "**MOU**") is entered into as of September 19, 2022, between: ASP Isotopes Inc., with office at 433 [redacted] Suite 275, Boca Raton, FL 33432 (**"ASP Isotopes" or "ASPI"**) and [redacted] with office at [redacted] each of whom may be referred to from time to time herein as a "**Party**", and collectively as the "**Parties,**" agree as follows:

1. Purpose

The purpose of this MOU is to set forth the Parties' general understandings regarding the principal terms for the Parties' cooperation in the development, implementation and operation of a technical solution for the isotopic enrichment of carbon-14 isotope, including but not limited to the isotopic enrichment of molecules containing carbon-14 isotope to [redacted] concentration of carbon-14 isotope, as it may be further amended hereunder, using ASPI's existing proprietary enrichment technologies (the "**Purpose**"). In consideration of the time and expense devoted and to be devoted by the Parties with respect to the MOU and the Purpose, the Binding Provisions (as defined in Section 13 below) shall be binding obligations of the Parties. No other legally binding obligations will be created until definitive agreements are executed and delivered by all parties thereto.

The Parties will enter into at least a Supply Agreement ("**SA**"). The Parties may also enter into an exclusivity agreement which they will discuss in due course. It is anticipated that any exclusivity agreement would only last for the duration of the SA. It is also anticipated that any exclusivity agreement would be terminated if either party commits a major breach of the SA.

2. Supply Agreement

[redacted] and ASPI will enter into a supply agreement whereby ASPI agrees to suppl[redacted] with enrichment services for C-14. Initially C-14 will be enriched in the Supplier's enrichment facility currently located in Pretoria, South Africa. In the future, as growing C-14 demand dictates, additional enrichment facilities will be constructed at the Customer's discretion, per the terms detailed below. For clarity, all prices and costs quoted in this MOU are in US dollars.

3. Initial Supply Agreement

Initially, C-14 enrichment will be conducted in an existing plant (to be re-purposed for C-14 isotope enrichment) in Pretoria, South Africa which is owned and operated by ASP Isotopes (South Africa) Ltd. [redacted] will supply from [redacted] low concentration (~0.5%) carbon-14 isotope methane and will ship that methane to ASPI operation site in South Africa. ASPI will use its enrichment facility to enrich methane containing low concentration carbon-14 isotope into methane containing high concentration carbon-14 isotope to 85% concentration of carbon-14 isotope. ASPI will ship the methane high concentration carbon-14 isotope t[redacted] in [redacted] Technical details on purity of raw materials and enriched product will be properly defined in the definitive SA.

In the event tha[redacted] provides ASPI with low concentration carbon-14 isotope methane that falls outside of the agreed upon specifications, an off-spec surcharge may be applied, which will be agreed upon by the Parties prior to any enrichment taking place. For continuous uninterrupted enrichment operations, ASPI would like to maintain 3-6 months of raw materials as inventory at the Pretoria site.

The SA will state the timing and quantity of enriched Carbon-14 that will be supplied by the Supplier to the Customer. It is envisaged that product will be supplied to the Customer quarterly and the Customer will have a minimum volume and $ value purchase obligation for each quarter (which amount will be discussed and agreed by the parties).

It is envisaged that the SA will last [redacted] (the "**Term**") and can be extended for an additional three terms, five year each. An extension must be mutually agreed upon by the parties at least 24 months prior to the conclusion of a given five year Term.

Isotope Processing Fee (IPF) for C-14 will be initially [redacted] per gram (excluding taxes and duties) of enriched Carbon-14 supplied to [redacted]. The IPF price will increase annually in line with [redacted] of inflation (S. African consumer price index), to account for increase of production costs.

ASPI expects to receive a security deposit or guarantee from [redacted] to secure its purchase obligations. The amount of the security deposit or guarantee will depend upon the size of the minimum volume and $ value of the purchase obligation for each quarter and the payment terms which will be defined in the SA.

[redacted] or one of its majority owned subsidiaries will pay for the round-trip shipping of carbon-14 material from [redacted] to South Africa and from South Africa to [redacted] The mode of shipment will be mutually agreed to, considering the cost, health, safety, security, timeliness and value of the shipments.

The parties will define and agree on "force-majeure" terms for all three main steps (raw materials supply, enrichment and off-take) and transportation steps in between, and ensure that sufficient inventory of raw materials and products allow for uninterrupted supply to the Customer and its final end-users.

Payment for enriched products will be discussed and agreed upon by the Parties.

4. **Additional Supply Agreements**

When the Parties agree that the Supplier's enrichment facility in Pretoria is close to operating at full capacity the Supplier, Supplier will provide an advance notice of [redacted] months to [redacted] in order for the parties to discuss options and conduct commercial discussions to secure additional supply of carbon-14 enrichment.

5. **Confidentiality**

The Confidentiality Agreement entered into by the Parties dated June 22nd, 2022, shall apply to any exchange of Confidential Information (as defined in such confidentiality agreement) under this MOU and/or in relation to the Purpose.

6. **IP Rights**

No intellectual property of either Party is or shall be licensed under this MOU, and each Party shall retain full rights in any intellectual property developed prior to or outside of this MOU. As between the Parties, inventions shall be the property of the Party making such inventions

7. **Limitation of Liability**

Notwithstanding any other provision to the contrary in this MOU, each Party agrees that no Party shall be liable hereunder for any failure to enter into a Definitive Contract, achieve the Purpose, or win a contract for a Project.

This paragraph 7 shall survive the termination of this MOU.

8. **Notices**

All notices and other communications required or permitted hereunder shall be in writing. Such notices shall be sent to the following addresses, or at such addresses as either Party shall hereafter specify in writing:

ASP Isotopes Inc.
Attn: CEO
433 Plaza Real, Suite 275, Boca Raton, FL 33432
Email: [redacted]

[redacted]

9. Term

This MOU is effective for 3 years from effective date, unless prior thereto either:

(A) The Parties enter into a Definitive Agreement superseding this MOU;

(B) The Parties mutually consent to terminate this MOU;

(C) Either Party gives written notice to the other that there is a major or extraordinary issue outstanding between the Parties, which is not resolved within thirty (30) days of such notice.

10. Governing Law; Dispute Resolution

This MOU, the definitive transactions agreements and any dispute or claim arising out of or in connection with any of them or their subject matter or formation shall be governed by and construed in accordance with the law of New York. All disputes arising out of or in connection with this MOU and the definitive transactions agreements shall be finally settled under the Rules of Arbitration of the International Chamber of Commerce by a sole arbitrator appointed in accordance with the said Rules. The location for the arbitration will be specified in the definitive transactions agreements.

11. Compliance with Laws

Each Party shall comply with all laws and regulations applicable to its performance under this MOU, particularly including but not limited to all applicable laws dealing with improper or illegal payments, gifts or gratuities; and each Party agrees not to pay, promise to pay or authorize the payment of any money or anything of value, directly or indirectly, to any Customers or person (whether a governmental official or private individual) for the purpose of illegally or improperly inducing any such Customers or person to make a buying decision.

12. Documentation and Expenses

ASPI counsel will prepare drafts of the EA and SA and other related documents. This MOU does not reflect any form of legally binding commitment or obligation on the part of either Party or its affiliates, except with regard to Section 5 (Confidentiality), Section 9 (Term), Section 10 (Governing Law; Dispute Resolution), Section 12 (Documentation and Expenses) and Section 13 (Complete Understanding; Amendments; Severability; Other Business) hereof (collectively, the "**Binding Provisions**"). No contract or agreement providing for any transaction involving any assets or otherwise with respect to the Purpose, joint venture, partnership, or fiduciary relationship shall be deemed to exist between the Parties or any of their affiliates unless and until final definitive agreements with respect to the Purpose have been

executed and delivered and only thereafter as and to the extent specified therein. The Parties hereby acknowledge and agree that (a) the terms in this MOU do not contain all material terms to be negotiated as part of the definitive agreements or otherwise with respect to the proposed transactions between the Parties; (b) no oral agreement, public or private statements, course of conduct, or dealings between the Parties and/or their affiliates may be introduced as evidence that there exists a joint venture or partnership or any binding contract or commitment between the Parties with respect to any of the transactions contemplated hereby (other than the Binding Provisions); and (c) neither Party shall be justified in relying on any provision of this MOU (other than the Binding Provisions, subject to Section 9 (Term)), in connection with the transactions hereby.

13. Complete Understanding; Amendments; Severability; Other Business

This MOU expresses the complete and entire understanding between the Parties. No amendments, changes or modifications to this MOU shall be valid unless same are in writing and signed by a duly authorized representative of each of the Parties hereto. Neither Party shall assign any right, interest, benefit or obligation of this MOU without the express written consent of the other Party.

In the event that any one or more of the provisions of this MOU shall be found to be illegal or unenforceable, the remaining provisions of this MOU shall remain in full force and effect, and such term or provision shall be deemed stricken to the extent and in the jurisdictions necessary for compliance with applicable law.

The scope of this MOU is confined solely to the Purpose and the activities contemplated in this MOU. Nothing in this MOU precludes or limits either Party in the conduct of their respective businesses or activities, in soliciting or entering into contracts with third parties for any project or, for any work scope.

IN WITNESS THEREOF, the Parties have executed this MOU. The effective date of this MOU is the date of the last signature.

ASP Isotopes Inc.

[redacted]

By: PAUL MANN

Title: CEO

Date: September 25, 2022

[redacted]

By: [redacted]

Title: [redacted]

Date: [redacted]

327412.00015/118736614.3